Exhibit 99.1

FOR IMMEDIATE RELEASE

February 19, 2019

Investor Relations: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Public & Industry Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Reports Fourth Quarter and Full-Year 2018 Results, Reaffirms 2019 Guidance, and Provides Operational Update

DALLAS, February 19, 2019 — The EnLink Midstream companies (EnLink), EnLink Midstream Partners, LP (the Partnership or ENLK) and EnLink Midstream, LLC (NYSE: ENLC) (ENLC), today reported results for the fourth quarter and full-year 2018, reaffirmed 2019 financial guidance, and provided an operational update.

Highlights

•                  ENLK reported a net loss attributable to ENLK after non-controlling interest of approximately $230.2 million for the fourth quarter of 2018 and a net loss of $28 million for full-year 2018. Comparatively, net income after non-controlling interest for the fourth quarter of 2017 and full-year 2017 were approximately $75.7 million and $148.9 million, respectively. The net loss figures for the fourth quarter of 2018 and full-year 2018 include non-cash expenses of $341.2 million and $365.8 million, respectively, related to impairments. In its Texas reporting unit, ENLK recognized non-cash impairments on goodwill that were created mainly from the Devon business combination in 2014, as well as non-cash impairments related to the carrying values of certain non-core assets.

•                  ENLK achieved approximately $273.9 million of adjusted EBITDA net to ENLK for the fourth quarter of 2018 and $1.042 billion for full-year 2018. Adjusted EBITDA for full-year 2018 was at the high-end of the upwardly revised 2018 guidance range. Comparatively, adjusted EBITDA for the fourth quarter of 2017 and full-year 2017 were approximately $238.7 million and $872.8 million, respectively. Fourth quarter growth in adjusted EBITDA, year over year, was approximately 15 percent and full-year growth, year over year, was approximately 19 percent. Adjusted EBITDA is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information and Certain Definitions.”

•                  ENLK delivered record volume throughput across core growth regions throughout 2018, including Central Oklahoma, the Permian Basin, and the Louisiana Gulf Coast. Average Oklahoma volumes in 2018 increased by more than 30 percent as compared to average volumes in 2017, resulting in Oklahoma representing approximately 35 percent of overall segment profit for 2018.

•                  ENLK realized net cash provided by operating activities of $313 million for the fourth quarter of 2018 and $856.8 million for full-year 2018. Comparatively, net cash provided by operating activities for the fourth quarter of 2017 and full-year 2017 were $173.5 million and $706.5 million, respectively. Fourth quarter growth in net cash provided by operating activities, year over year, was approximately 80 percent and full-year growth, year over year, was approximately 21 percent.

•                  ENLK achieved distributable cash flow (DCF) of $191.3 million for the fourth quarter of 2018 and $727.9 million for full-year 2018. Comparatively, DCF for the fourth quarter of 2017 and full-year 2017 were $163.7 million and $621.1 million, respectively. Fourth quarter and full-year growth in DCF, year over year, were approximately 17 percent. Distributable cash flow (DCF) is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information and Certain Definitions.”

•                  ENLK achieved distribution coverage of 1.24x for the fourth quarter of 2018 and 1.18x for the full-year 2018.

•                  EnLink advanced its multicommodity strategic growth projects in 2018, including:

•                  Central Oklahoma: Black Coyote and Redbud crude oil gathering systems were brought fully on line and construction commenced on the Thunderbird gas processing plant, which is expected to be operational during the second quarter of 2019.

•                  Delaware Basin: The Lobo III gas processing plant expansion progressed and is expected to be fully operational during the first quarter of 2019. The Avenger crude oil gathering system construction progressed, as well, with initial volumes flowing during 2018 and full operations expected during the third quarter of 2019.

•                  Louisiana Gulf Coast: The 2018 Louisiana fractionation expansions were completed, and the Cajun-Sibon III natural gas liquids (NGL) pipeline expansion commenced and is expected to be operational during the second quarter of 2019.

•                  ENLC reported a net loss attributable to ENLC after non-controlling interest of approximately $61.3 million for the fourth quarter of 2018 and $13.2 million for full-year 2018. Comparatively, net income attributable to ENLC after non-controlling interest for the fourth quarter of 2017 and full-year 2017 were approximately $202.6 million and $212.8 million, respectively. ENLC’s net loss for 2018 includes an impact related to non-cash impairments reported by ENLK.

•                  ENLC achieved cash available for distribution of $58.4 million for the fourth quarter of 2018 and $231 million for full-year 2018. Comparatively, cash available for distribution for the fourth quarter and full-year 2017 were $58.1 million and $216.5 million, respectively. Cash available for distribution is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information and Certain Definitions.”

•                  ENLC reaffirmed 2019 financial guidance provided on October 22, 2018, and provided additional outlook information. Volume growth is projected to remain very robust across EnLink’s Oklahoma and Permian multicommodity footprints.

•                  ENLC continued quarterly distribution growth and reaffirmed expectations for annual distribution growth of approximately 5 to 10 percent for declared distributions from 2019 through 2021.

•                  On January 25, 2019, EnLink completed its previously announced simplification transaction.

“Our fourth quarter performance concludes a very strong year for EnLink,” said Michael J. Garberding, EnLink President and Chief Executive Officer. “Our team executed tremendously well throughout the year, driving meaningful expansions of our core asset platform, solidly growing cash flows, further integrating the value chain, and fortifying our balance sheet position. Our strong operational performance in 2018 is expected to carry throughout 2019, as we efficiently grow our differentiated midstream platform. We have purposely built assets with a highly experienced team, which coupled with our deep customer relationships, positions us to create significant value over the long-term.”

EnLink Midstream Partners, LP:  Fourth Quarter and Full-Year 2018 Financial Results

•                  The Partnership reported a net loss attributable to ENLK of $230.2 million for the fourth quarter of 2018 and a net loss of $28 million for full-year 2018. ENLK’s net loss for the fourth quarter and full-year 2018 includes non-cash expenses of $341.2 million and $365.8 million, respectively, related to impairments. ENLK recognized non-cash impairments on goodwill in the Texas reporting unit. The goodwill was created mainly as a result of the Devon business combination in 2014. Additionally, ENLK recognized impairments of $109.2 million and $133.8 million for the fourth quarter of 2018 and full-year 2018, respectively, because the carrying values of certain non-core assets were determined to exceed their fair values. Comparatively, the Partnership reported net income attributable to ENLK of $75.7 million and $148.9 million for the fourth quarter of 2017 and full-year 2017, respectively. ENLK’s net income for 2017 included a non-cash benefit of $24.9 million related to the enacted tax reform law known as the Tax Cuts and Jobs Act.

•                  The Partnership achieved $273.9 million of adjusted EBITDA net to ENLK for the fourth quarter of 2018 and achieved $1.042 billion for full-year 2018. Comparatively, the Partnership achieved $238.7 million of adjusted EBITDA net to ENLK for the fourth quarter of 2017 and $872.8 million for full-year 2017. Adjusted EBITDA net to ENLK increased by approximately 15 percent for the fourth quarter of 2018 when compared to the fourth quarter of 2017 and increased approximately 19 percent for full-year 2018 when compared to full-year 2017.

•                  The Partnership achieved net cash provided by operating activities of $313 million for the fourth quarter of 2018 and $856.8 million for full-year 2018. Comparatively, the Partnership achieved net cash provided by operating activities of $173.5 million for the fourth quarter of 2017 and $706.5 million for full-year 2017. Fourth quarter growth in net cash provided by operating activities, year-over-year, was approximately 80 percent, and full-year growth, year-over-year, was approximately 21 percent.

•                  DCF totaled $191.3 million for the fourth quarter of 2018 and $727.9 million for full-year 2018. Comparatively, DCF totaled $163.7 million for the fourth quarter of 2017 and $621.1 million for full-year 2017. Fourth quarter and full-year growth in DCF, year over year, were approximately 17 percent.

•                  ENLK achieved distribution coverage of 1.24x for the fourth quarter of 2018 and 1.18x for the full-year 2018.

•                  Debt to adjusted EBITDA as of December 31, 2018, was 3.78x, compared to 3.58x as of December 31, 2017, as calculated under the terms of ENLK’s credit facility, and was below the 2018 guidance range of 3.85x to 4.00x.

•                  Growth capital expenditures net to ENLK for full-year 2018 were approximately $650 million, which was slightly below the low end of the 2018 guidance range of $685 million to $755 million.

•                  Maintenance capital expenditures for full-year 2018 were approximately $43 million, slightly below the low end of the 2018 guidance range of $45 million to $50 million. The primary reason for maintenance capital expenditures being below guidance relates to a shift in timing of certain projects, which are expected to be completed during 2019.

EnLink Midstream, LLC:  Fourth Quarter and Full-Year 2018 Financial Results

•                  ENLC reported a net loss attributable to ENLC of $61.3 million for the fourth quarter of 2018 and $13.2 million for full-year 2018. The net loss for 2018 includes impacts related to non-cash impairments reported at ENLK. Comparatively, ENLC reported net income attributable to ENLC of $202.6 million for the fourth quarter of 2017 and net income of $212.8 million for full-year 2017. Net income for the fourth quarter and full-year 2017 includes a $210.6 million non-cash tax benefit related to the Tax Cuts and Jobs Act.

•                  ENLC’s cash available for distribution was $58.4 million for the fourth quarter of 2018 and $231 million for full-year 2018. Comparatively, ENLC’s cash available for distribution was $58.1 million for the fourth quarter of 2017 and $216.5 million for full-year 2017.

•                  ENLC achieved distribution coverage of 1.16x for the fourth quarter of 2018 and 1.17x for full-year 2018.

•                  Growth capital expenditures net to ENLC for full-year 2018 were approximately $67 million, in line with the 2018 guidance range of $40 million to $70 million.

•                  As of February 13, 2019, there were 486,634,926 ENLC common units outstanding, reflecting the completion of the simplification transaction with ENLK on January 25, 2019.

EnLink Midstream, LLC:  2019 Financial Guidance and Future Outlook

•                  Net income is projected to range from $205 million to $215 million for full-year 2019.

•                  Adjusted EBITDA is projected to range from $1.085 billion to $1.175 billion for full-year 2019, representing an increase of approximately 5 percent comparing the projected midpoint of $1.130 billion to EnLink’s consolidated 2018 adjusted EBITDA.

•                  DCF is projected to range from approximately $730 million to $800 million for full-year 2019.

•                  Distribution coverage is projected to range from 1.3x to 1.4x for full-year 2019, assuming annual distribution growth of 5 percent for full-year 2019. EnLink is targeting a long-term distribution coverage range of 1.3x to 1.5x from 2019 through 2021 and an annual distribution growth rate of 5 to 10 percent from 2019 through 2021.

•                  Debt to adjusted EBITDA is projected to range from 3.9x to 4.2x as of December 31, 2019, as calculated under the terms of EnLink’s credit facility. EnLink entered into an $850 million term loan in 2018 that provides financial flexibility with respect to refinancing over the next couple of years, including ENLK’s 2019 debt maturity of $400 million. EnLink is targeting debt to adjusted EBITDA of between 3.5x and 4.0x from 2019 through 2021.

•                  Effective January 1, 2019, ENLC will report its financial performance in four operating segments: Oklahoma, Permian, Louisiana, and North Texas. Crude and condensate operations will be combined regionally with natural gas and NGL operations in Oklahoma and Permian, and Ohio River Valley operations will be included in the Louisiana segment.

•                  Oklahoma segment profit net of a one-time adjustment relating to a contract restructuring during the second quarter of 2018 is projected to increase by approximately 28 percent and average natural gas volumes are projected to increase by approximately 30 percent, when using the midpoint of the 2019 segment guidance ranges as compared to 2018 actual consolidated results. Crude gathering volumes in Oklahoma are projected to realize significant annual growth in 2019, increasing from 10,000 barrels per day (bbls/d) on average during 2018 to over 60,000 bbls/d, based on the midpoint for 2019 guidance. Oklahoma’s growth is expected to continue a strong trajectory, with the segment profit three-year compound annual growth rate (CAGR) from 2018 through 2021 projected to be 10 percent or greater. Oklahoma is projected to represent approximately 45 percent of EnLink’s 2019 total segment profit.

•                  Permian segment profit and average natural gas volumes are projected to increase by approximately 30 percent and 60 percent, respectively, when using the midpoint of the 2019 segment guidance ranges as compared to 2018 actual results. Crude gathering volumes in the Permian segment are projected to increase from approximately 128,000 bbls/d to approximately 180,000 bbls/d based on the midpoint for 2019 guidance. Permian segment’s growth is expected to continue a strong trajectory, with the segment profit three-year CAGR from 2018 through 2021 projected to be 20 percent or greater. Permian segment is expected to represent approximately 15 percent of EnLink’s 2019 total segment profit.

•                  Growth capital expenditures funded exclusively by EnLink are projected to range from $605 million to $775 million for full-year 2019 and are forecasted to be driven by ongoing investments in the company’s key growth regions of Oklahoma, the Permian Basin, and Louisiana’s Gulf Coast. EnLink expects to realize adjusted EBITDA return multiples on organic capital investments in the mid-single-digit range.

•                  EnLink expects to increasingly self-fund growth capital expenditures with cash flow generated from the business and is projecting an aggregate three-year growth capital expenditures range of $1.2 billion to $1.5 billion from 2019 through 2021 for bolt-on projects around EnLink’s core platform. EnLink is forecasting adjusted EBITDA growth of $250 million from these investments, representing a mid-single-digit adjusted EBITDA return multiple.

•                  EnLink is forecasting immaterial federal income cash taxes for at least the next five years, from 2019 through 2023. EnLink is also forecasting that 100 percent of distributions declared for the three-year period from 2019 through 2021 will be characterized, for tax purposes, as non-taxable return of capital.

Business Segment Update

•                  Oklahoma:

•                  EnLink’s Oklahoma segment achieved approximately 28 percent growth in segment profit for the fourth quarter 2018 over the fourth quarter of 2017 and 46 percent growth in segment profit for the full-year 2018 over the full-year 2017. Average volumes gathered and processed exceeded 45 percent growth for full-year 2018 as compared to full-year 2017.

•                  Construction of EnLink’s previously announced Thunderbird processing plant is progressing and is expected to be operational during the second quarter of 2019. Once operational, Thunderbird will increase EnLink’s gas processing capacity in Central Oklahoma by 200 million cubic feet per day (MMcf/d), bringing total gas processing capacity to over 1.2 billion cubic feet per day (Bcf/d). EnLink’s ongoing development in the active Central Oklahoma region reinforces its position as one of the largest and most cost-efficient providers of natural gas processing in the STACK.

•                  EnLink fully placed into service both the Black Coyote and Redbud crude oil gathering systems in the STACK during 2018. These systems support Devon Energy Corp. and Marathon Oil Corp. and will provide highly capital-efficient growth during 2019 and beyond.

•                  Permian:

•                  EnLink’s Permian Basin natural gas system achieved approximately 63 percent and 41 percent growth in average volumes for the fourth quarter of 2018 and full-year 2018, respectively, as compared to 2017 prior periods. The strong growth on EnLink’s Permian footprint was driven largely by the quality producer customers EnLink is partnering with, many of whom are large, well-capitalized, active producers committed to investing in the Permian Basin.

•                  EnLink placed the Avenger crude oil gathering system into initial service during 2018. Volumes on EnLink’s two Permian crude oil gathering systems, Avenger (Delaware Basin) and Chickadee (Midland Basin), increased steadily throughout 2018. EnLink expects to achieve continued crude oil gathering growth throughout 2019.

•                  To support continued volume growth across EnLink’s Permian Basin footprint, EnLink’s Delaware Basin Joint Venture expanded its Lobo III facility by 100 MMcf/d during 2018 and plans to further expand the facility by 100 MMcf/d in the first quarter of 2019. Once the Lobo III expansions are completed, EnLink’s gas processing capacity in the Delaware Basin will total 375 MMcf/d.

•                  Louisiana:

•                  NGL fractionation volumes experienced 12 percent and 14 percent growth on average for the fourth quarter of 2018 and full-year 2018, respectively, as compared to 2017 prior periods. EnLink takes title to a portion of the NGLs produced from EnLink’s Central Oklahoma footprint, and these NGLs are preferentially shipped to EnLink’s Gulf Coast operations for further transportation, fractionation, and downstream value creation.

•                  In the fourth quarter of 2018, EnLink announced Cajun-Sibon III, a project to expand takeaway capacity from the Mont Belvieu NGL hub region to EnLink’s recently expanded fractionation facilities in Louisiana. Once Cajun-Sibon III is fully operational, which is expected during the second quarter of 2019, the two expansion projects combined unlock the ability to fractionate between 30,000 bbls/d and 35,000 bbls/d of incremental NGLs. Cajun-Sibon III project costs are expected to total approximately $50 million and is expected to generate an average annual adjusted EBITDA multiple of two to three times.

•                  EnLink’s Louisiana natural gas system experienced strong throughput during 2018, with 2018 full-year volumes averaging 10 percent higher than full-year 2017. Louisiana’s gas operations segment profit contribution declined year over year when comparing full-year 2018 with full-year 2017 due to anticipated, normal course of business re-contracting.

•                  North Texas:

•                  EnLink achieved solid operational efficiencies throughout 2018, with segment profit increasing 7 percent and 4 percent for fourth quarter 2018 and full-year 2018, respectively, as compared to 2017 prior periods.

•                  Average volume decline related to the North Texas footprint during 2018 was in the 6-to-9-percent range for gathering, transmission, and processing volumes when compared to average 2017 volumes. Average gathering, transmission, and processing volume decline during 2019 as compared to 2018 is expected to be less than 5 percent.

Fourth Quarter and Full-Year 2018 Results and 2019 Guidance Call Details

A conference call to discuss fourth quarter and full-year 2018 financial results and 2019 financial and operational guidance will be held on Wednesday, February 20, 2019, at 8 a.m. Central time (9 a.m. Eastern time). The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to http://dpregister.com/10127305 where they will receive their dial-in information upon completion of preregistration. Interested parties can access an archived replay of the call on the Investors page of EnLink’s website at www.EnLink.com.

2018 Annual Report Availability

ENLC and ENLK are expected to file their respective Annual Reports on Form 10-K for the fiscal year ending December 31, 2018, with the Securities and Exchange Commission on February 20, 2019. A copy of each 10-K will be made available on EnLink’s website at www.EnLink.com by clicking the “Investors” tab, then “Financial Information, then “ENLC” or “ENLK”. Unitholders may request a hard copy of the complete audited financial statements free of charge by sending a request that specifies the relevant company to: EnLink Midstream, Suite 1300, 1722 Routh Street, Dallas, Texas 75201, Attention: Investor Relations.

2018 Corporate Responsibility Brief

EnLink is committed to delivering long-term, sustainable value to our stakeholders, including the communities where EnLink operates. A brief detailing EnLink’s corporate responsibility efforts in 2018 will be posted to https://www.enlink.com/corporate-responsibility/ following the February 20 earnings conference call.

About EnLink Midstream

EnLink Midstream reliably operates a differentiated midstream platform that is built for long-term, sustainable value creation. EnLink’s best-in-class services span the midstream value chain, providing natural gas, crude oil, condensate, and NGL capabilities. Our purposely built, integrated asset platforms are in premier production basins and core demand centers, including the Permian Basin, Oklahoma, North Texas, and the Gulf Coast. EnLink’s strong financial foundation and commitment to execution excellence drives competitive returns and value for our employees, customers, and investors. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC). Visit www.EnLink.com to learn how EnLink connects energy to life.

Non-GAAP Financial Information and Certain Definitions

This press release contains non-generally accepted accounting principles (GAAP) financial measures that we refer to as adjusted EBITDA, distributable cash flow available to common unitholders (“distributable cash flow”), and ENLC’s cash available for distribution.

We define adjusted EBITDA as net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization expense, impairments, unit-based compensation, (gain) loss on non-cash derivatives, (gain) loss on disposition of assets, (gain) loss on extinguishment of debt, successful transaction costs, accretion expense associated with asset retirement obligations, reimbursed employee costs, non-cash rent, and distributions from unconsolidated affiliate investments, less payments under onerous performance obligations, non-controlling interest, (income) loss from unconsolidated affiliate investments, and non-cash revenue from contract restructuring.

We define distributable cash flow as adjusted EBITDA (as defined above), net to the Partnership, less interest expense (excluding amortization of EnLink Oklahoma Gas Processing LP (together with its subsidiaries, “EOGP”) acquisition installment payable discount), litigation settlement adjustment, adjustments for the redeemable non-controlling interest, interest rate swaps, current income taxes and other non-distributable cash flows, accrued cash distributions on Series B Cumulative Convertible Preferred Units (the “Series B Preferred Units”) and Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series C Preferred Units”) paid or expected to be paid, and maintenance capital expenditures, excluding maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

ENLC’s cash available for distribution is defined as net income (loss) of ENLC less the net income (loss) attributable to the Partnership, which is consolidated into ENLC’s net income (loss), plus ENLC’s (i) share of distributions from the Partnership, (ii) share of EOGP non-cash expenses, (iii) deferred income tax expense (benefit), (iv) corporate goodwill impairment, (v) acquisition transaction costs attributable to its share of the EOGP acquisition, less ENLC’s interest in maintenance capital expenditures of EOGP and less third-party non-controlling interest share of net income (loss) from consolidated affiliates.

The Partnership’s distribution coverage is calculated by dividing distributable cash flow by distributions declared to ENLC and the other common unitholders. ENLC’s distribution coverage is calculated by dividing cash available for distribution by distributions declared by ENLC.

Growth capital expenditures generally include capital expenditures made for acquisitions or capital improvements that we expect will increase our asset base, operating income, or operating capacity over the long-term.

Maintenance capital expenditures generally include capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

Segment profit (loss) is defined as operating income (loss) plus general and administrative expenses, depreciation and amortization, (gain) loss on disposition of assets, impairments, and (gain) loss on litigation settlement. Segment profit (loss) includes non-cash compensation expenses reflected in operating expenses. When available, see “Item 1. Financial Statements - Note 14 Segment Information” in ENLK’s Annual Report on Form 10-K for the year ended December 31, 2018, for further information about segment profit (loss).

Segment profit CAGR is defined as (i) the quotient of segment profit for the year ended December 31, 2021 and the segment profit for the year ended December 31, 2018, raised to the power of 1/3, (ii) minus 1.

Returns represent growth capital expenditures divided by annual adjusted EBITDA generated by such expenditures.

The Partnership and ENLC believe these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and previously reported results and a meaningful measure of the Partnership’s and ENLC’s cash flow after satisfaction of the capital and related requirements of their respective operations.  In addition, adjusted EBITDA achievement is a primary metric used in the Partnership’s former credit facility, and ENLC’s current credit facility, and EnLink’s short-term incentive program for compensating its employees.

Adjusted EBITDA, distributable cash flow and cash available for distribution, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s and ENLC’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures for the periods that are presented in this press release are included in the following tables.  See ENLK’s and ENLC’s filings with the Securities and Exchange Commission for more information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated herein. Therefore, you should not rely on any of these forward-looking statements. All statements, other than statements of historical fact, included in this press release constitute forward-looking statements, including but not limited to statements identified by the words “forecast,” “may,” “believe,” “will,” “should,” “plan,” “predict,” “anticipate,” “intend,” “estimate” and “expect” and similar expressions. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, when additional capacity will be operational, timing for completion of construction or expansion projects, expected financial and operational results associated with certain projects or growth capital expenditures, future operational results of our customers, results in certain basins, future rig count information, objectives, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations and cash flows include, without limitation,(a) potential conflicts of interest of Global Infrastructure Partners (“GIP”) with us and the potential for GIP to favor GIP’s own interests to the detriment of the unitholders, (b) GIP’s ability to compete with us and the fact that it is not required to offer us the opportunity to acquire additional assets or businesses, (c) a default under GIP’s credit facility could result in a change in control of us, could adversely affect the price of our common units, and could result in a default under our credit facility, (d) the dependence on Devon for a substantial portion of the natural gas and crude that we gather, process, and transport, (e) developments that materially and adversely affect Devon or other customers, (f) adverse developments in the midstream business may reduce our ability to make distributions, (g) continually competing for crude oil, condensate, natural gas, and NGL supplies and any decrease in the availability of such commodities, (h) decreases in the volumes that we gather, process, fractionate, or transport, (i) construction risks in our major development projects, (j) our ability to receive or renew required permits and other approvals, (k) changes in the availability and cost of capital, including as a result of a change in our credit rating, (l) operating hazards, natural disasters, weather-related issues or delays, casualty losses, and other matters beyond our control, (m) impairments to goodwill, long-lived assets and equity method investments, and (n) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties.. These and other applicable uncertainties, factors and risks are described more fully in EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s (together, “EnLink”) filings with the Securities and Exchange Commission, including EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither EnLink Midstream Partners, LP nor EnLink Midstream, LLC assumes any obligation to update any forward-looking statements.

The EnLink management team based the forecasted financial information included herein on certain information and assumptions, including, among others, the producer budgets / forecasts to which EnLink Midstream has access as of the date of this presentation and the projects / opportunities expected to require growth capital expenditures as of the date of this presentation. The assumptions and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink’s future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

The payment and amount of distributions are subject to the approval of the Board of Directors and the economic and other factors existing at the time of determination.

EnLink Midstream Partners, LP

Selected Financial Data

(All amounts in millions except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(Unaudited)
Total revenues	$2,058.3	$1,756.2	$7,699.0	$5,739.6
Cost of sales	1,604.3	1,373.6	6,008.0	4,361.5
Gross operating margin	454.0	382.6	1,691.0	1,378.1
Operating costs and expenses:
Operating expenses	116.1	109.9	453.4	418.7
General and administrative	35.7	28.9	130.2	123.5
(Gain) loss on disposition of assets	(0.9)	(0.8)	0.4	—
Depreciation and amortization	147.2	138.2	577.3	545.3
Impairments	341.2	8.3	365.8	17.1
Gain on litigation settlement	—	—	—	(26.0)
Total operating costs and expenses, excluding cost of sales	639.3	284.5	1,527.1	1,078.6
Operating income (loss)	(185.3)	98.1	163.9	299.5
Other income (expense):
Interest expense, net of interest income	(46.8)	(47.4)	(178.3)	(187.9)
Gain on extinguishment of debt	—	—	—	9.0
Income (loss) from unconsolidated affiliates	1.6	4.6	13.3	9.6
Other income	0.3	0.1	0.6	0.6
Total other expense	(44.9)	(42.7)	(164.4)	(168.7)
Income (loss) before non-controlling interest and income taxes	(230.2)	55.4	(0.5)	130.8
Income tax benefit	1.9	24.7	2.1	24.0
Net income (loss)	(228.3)	80.1	1.6	154.8
Net income attributable to non-controlling interest	1.9	4.4	29.6	5.9
Net income (loss) attributable to ENLK	$(230.2)	$75.7	$(28.0)	$148.9
General partner interest in net income	$9.1	$11.0	$38.6	$38.3
Limited partners’ interest in net income (loss) attributable to ENLK	$(266.5)	$36.3	$(180.8)	$17.9
Series B preferred interest in net income attributable to ENLK	$21.2	$22.4	$90.2	$86.0
Series C preferred interest in net income attributable to ENLK	$6.0	$6.0	$24.0	$6.7
Net income (loss) attributable to ENLK per limited partners’ unit:
Basic common unit	$(0.75)	$0.10	$(0.51)	$0.05
Diluted common unit	$(0.75)	$0.10	$(0.51)	$0.05

EnLink Midstream Partners, LP

Reconciliation of Net Income (Loss) to Adjusted EBITDA and

Distributable Cash Flow and Calculation of Coverage Ratio

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

Three Months Ended December 31,	Year Ended December 31,
2018	2017	2018	2017
Net income (loss)	$(228.3)	$80.1	$1.6	$154.8
Interest expense, net of interest income	46.8	47.4	178.3	187.9
Depreciation and amortization	147.2	138.2	577.3	545.3
Impairments	341.2	8.3	365.8	17.1
(Income) loss from unconsolidated affiliate investments	(1.6)	(4.6)	(13.3)	(9.6)
Distributions from unconsolidated affiliate investments	6.0	2.1	22.7	13.5
(Gain) loss on disposition of assets	(0.9)	(0.8)	0.4	—
Gain on extinguishment of debt	—	—	—	(9.0)
Unit-based compensation	9.2	9.1	40.8	47.8
Income tax provision (benefit)	(1.9)	(24.7)	(2.1)	(24.0)
(Gain) loss on non-cash derivatives	(24.9)	(0.9)	(10.1)	(4.7)
Payments under onerous performance obligation offset to other current and long-term liabilities	(4.4)	(4.4)	(17.9)	(17.9)
Non-cash revenue from contract restructuring (1)	—	—	(45.5)	—
Other (2)	1.3	1.1	3.3	4.6
Adjusted EBITDA before non-controlling interest	$289.7	$250.9	$1,101.3	$905.8
Non-controlling interest share of adjusted EBITDA (3)	(15.8)	(12.2)	(59.5)	(33.0)
Adjusted EBITDA, net to ENLK	$273.9	$238.7	$1,041.8	$872.8
Interest expense, net of interest income	(46.8)	(47.4)	(178.3)	(187.9)
Amortization of EOGP installment payable discount included in interest expense (4)	—	6.5	0.5	26.4
Litigation settlement adjustment (5)	—	—	—	(18.1)
Current taxes and other	(1.4)	(1.6)	(4.7)	(2.5)
Maintenance capital expenditures, net to ENLK (6)	(11.9)	(10.4)	(42.0)	(30.9)
Preferred unit accrued cash distributions (7)	(22.5)	(22.1)	(89.4)	(38.7)
Distributable cash flow	$191.3	$163.7	$727.9	$621.1

Actual declared distribution to common unitholders	$154.2	$152.4	$614.4	$607.9
Distribution Coverage	1.24	x	0.98	x	1.18	x	1.02	x
Distributions declared per limited partner unit	$0.39	$0.39	$1.56	$1.56

(1)         In May 2018, we restructured a natural gas gathering and processing contract, and, as a result, recognized non-cash revenue representing the discounted present value of a secured term loan receivable.

(2)         Includes accretion expense associated with asset retirement obligations; reimbursed employee costs from Devon and LPC Crude Oil Marketing LLC; successful transaction costs, which we do not consider in determining adjusted EBITDA because operating cash flows are not used to fund such costs; and non-cash rent, which relates to lease incentives pro-rated over the lease term.

(3)         Non-controlling interest share of adjusted EBITDA includes ENLC’s 16.1% share of adjusted EBITDA from EOGP, which was acquired in January 2016, NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, which was formed in August 2016, Marathon Petroleum Corporation’s 50% share of adjusted EBITDA from the Ascension JV, which began operations in April 2017, and other minor non-controlling interests.

(4)         Amortization of the EOGP installment payable discount was considered non-cash interest under the ENLK Credit Facility since the payment under the payable is consideration for the acquisition of the EOGP assets.

(5)         Represents recoveries from a lawsuit settled in 2017 for amounts not previously deducted from distributable cash flow.

(6)         Excludes maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(7)         Represents the cash distributions earned by the Series B Preferred Units of $65.4 million and $32.0 million for the years ended December 31, 2018 and 2017 respectively, and $24.0 million and $6.7 million earned by the Series C Preferred Units for the year ended December 31, 2018 and 2017, respectively. Cash distributions to be paid to holders of the Series B Preferred Units and Series C Preferred Units are not available to common unitholders.

EnLink Midstream Partners, LP

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Distributable Cash Flow

(All amounts in millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net cash provided by operating activities	$313.0	$173.5	$856.8	$706.5
Interest expense (1)	47.3	39.9	177.9	158.8
Current income tax expense	0.1	1.7	1.8	2.6
Distributions from unconsolidated affiliate investment in excess of earnings	4.2	(7.1)	6.9	0.2
Other (2)	4.0	2.3	4.4	6.3
Changes in operating assets and liabilities which (provided) used cash:
Accounts receivable, accrued revenues, inventories, and other	(258.3)	107.7	126.8	213.2
Accounts payable, accrued gas and crude oil purchases, and other (3)	179.4	(67.1)	(73.3)	(181.8)
Adjusted EBITDA before non-controlling interest	$289.7	$250.9	$1,101.3	$905.8
Non-controlling interest share of adjusted EBITDA (4)	(15.8)	(12.2)	(59.5)	(33.0)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$273.9	$238.7	$1,041.8	$872.8
Interest expense, net of interest income	(46.8)	(47.4)	(178.3)	(187.9)
Amortization of EOGP installment payable discount included in interest expense (5)	—	6.5	0.5	26.4
Litigation settlement adjustment (6)	—	—	—	(18.1)
Current taxes and other	(1.4)	(1.6)	(4.7)	(2.5)
Maintenance capital expenditures, net to ENLK (7)	(11.9)	(10.4)	(42.0)	(30.9)
Preferred unit accrued cash distributions (8)	(22.5)	(22.1)	(89.4)	(38.7)
Distributable cash flow	$191.3	$163.7	$727.9	$621.1

(1)         Excludes non-cash interest income and amortization of debt issuance costs and discount and premium.

(2)         Includes non-cash rent, which relates to lease incentives pro-rated over the lease term, accruals for settled commodity swap transactions, gains and losses on settled interest rate swaps designated as hedges related to debt issuances, which are recorded in other comprehensive income (loss), and successful transaction costs.

(3)         Net of payments under onerous performance obligation offset to other current and long-term liabilities.

(4)         Non-controlling interest share of adjusted EBITDA includes ENLC’s 16.1% share of adjusted EBITDA from EOGP, which was acquired in January 2016, NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, which was formed in August 2016, Marathon Petroleum Corporation’s 50% share of adjusted EBITDA from the Ascension JV, which began operations in April 2017, and other minor non-controlling interests

(5)         Amortization of the EOGP installment payable discount was considered non-cash interest under the ENLK Credit Facility since the payment under the payable is consideration for the acquisition of the EOGP assets.

(6)         Represents recoveries from a lawsuit settled in 2017 for amounts not previously deducted from distributable cash flow.

(7)         Excludes maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(8)         Represents the cash distributions earned by the Series B Preferred Units of $65.4 million and $32.0 million for the years ended December 31, 2018 and 2017, respectively, and $24.0 million and $6.7 million earned by the Series C Preferred Units for the year ended December 31, 2018 and 2017, respectively. Cash distributions to be paid to holders of the Series B Preferred Units and Series C Preferred Units are not available to common unitholders.

EnLink Midstream Partners, LP

Operating Data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Midstream Volumes:
Texas Segment
Gathering and Transportation (MMBtu/d)	2,305,600	2,254,100	2,255,800	2,262,900
Processing (MMBtu/d)	1,326,500	1,201,100	1,279,100	1,184,400
Louisiana Segment
Gathering and Transportation (MMBtu/d)	2,193,300	2,101,200	2,196,200	1,995,800
Processing (MMBtu/d)	458,100	455,700	431,200	453,300
NGL Fractionation (Gals/d)	6,963,500	6,200,500	6,584,400	5,772,800
Oklahoma Segment
Gathering and Transportation (MMBtu/d)	1,272,800	953,600	1,204,700	829,300
Processing (MMBtu/d)	1,269,600	978,700	1,195,300	810,300
Crude and Condensate Segment
Crude Oil Handling (Bbls/d)	177,900	119,200	155,400	108,200
Brine Disposal (Bbls/d)	3,300	2,900	3,200	4,200

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(Unaudited)
Total revenues	$2,058.3	$1,756.2	$7,699.0	$5,739.6
Cost of sales	1,604.3	1,373.6	6,008.0	4,361.5
Gross operating margin	454.0	382.6	1,691.0	1,378.1
Operating costs and expenses:
Operating expenses	116.1	109.9	453.4	418.7
General and administrative	40.5	30.1	140.3	128.6
(Gain) loss on disposition of assets	(0.9)	(0.8)	0.4	—
Depreciation and amortization	147.2	138.2	577.3	545.3
Impairments	341.2	8.3	365.8	17.1
Gain on litigation settlement	—	—	—	(26.0)
Total operating costs and expenses, excluding cost of sales	644.1	285.7	1,537.2	1,083.7
Operating income (loss)	(190.1)	96.9	153.8	294.4
Other income (expense):
Interest expense, net of interest income	(48.0)	(48.2)	(182.3)	(190.4)
Gain on extinguishment of debt	—	—	—	9.0
Income (loss) from unconsolidated affiliates	1.6	4.6	13.3	9.6
Other income	0.3	0.1	0.6	0.6
Total other expense	(46.1)	(43.5)	(168.4)	(171.2)
Income (loss) before non-controlling interest and income taxes	(236.2)	53.4	(14.6)	123.2
Income tax benefit (provision)	(0.9)	206.1	(18.2)	196.8
Net income (loss)	(237.1)	259.5	(32.8)	320.0
Net income (loss) attributable to non-controlling interest	(175.8)	56.9	(19.6)	107.2
Net income (loss) attributable to ENLC	$(61.3)	$202.6	$(13.2)	$212.8
Net income (loss) attributable to ENLC per unit:
Basic common unit	$(0.34)	$1.12	$(0.07)	$1.18
Diluted common unit	$(0.34)	$1.11	$(0.07)	$1.17

EnLink Midstream, LLC

Cash Available for Distribution and Calculation of Coverage Ratio

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2018		2017		2018		2017
Distribution declared by ENLK associated with (1):
General partner interest	$0.6		$0.6		$2.5		$2.5
Incentive distribution rights	14.9		14.8		59.5		58.9
ENLK common units owned	34.5		34.5		138.1		138.1
Total share of ENLK distributions declared	$50.0		$49.9		$200.1		$199.5
Adjusted EBITDA of EOGP (2)	10.5		7.7		40.3		22.3
Transaction costs (3)	3.7		—		5.0		—
Total cash available	$64.2		$57.6		$245.4		$221.8
Uses of cash:
General and administrative expenses	(4.8)		(1.1)		(9.9)		(4.8)
Current income taxes (4)	0.2		2.5		(0.1)		2.2
Interest expense	(1.2)		(0.8)		(4.0)		(2.5)
Maintenance capital expenditures (5)	—		(0.1)		(0.4)		(0.2)
Total cash used	$(5.8)		$0.5		$(14.4)		$(5.3)
ENLC cash available for distribution	$58.4		$58.1		$231.0		$216.5

Actual declared distribution to common unitholders	$50.5		$47.1		$197.4		$187.0
Distribution Coverage	1.16	x	1.23	x	1.17	x	1.16	x
Distributions declared per ENLC unit	$0.275		$0.259		$1.076		$1.024

(1)         Represents distributions paid to ENLC on February 13, 2019, November 13, 2018, August 13, 2018, May 14, 2018, February 13, 2018, November 13, 2017, August 11, 2017, and May 12, 2017.

(2)         Represents ENLC’s interest in EOGP adjusted EBITDA, which was disbursed to ENLC by EOGP on a monthly basis. EOGP adjusted EBITDA is defined as earnings before depreciation and amortization and provision for income taxes and includes allocated expenses from ENLK.

(3)         Represents transaction costs attributable to costs incurred by ENLC related to the GIP Transaction and the Merger for the three months and year ended December 31, 2018.

(4)         Represents ENLC’s stand-alone current tax expense or benefit.

(5)         Represents ENLC’s interest in EOGP’s maintenance capital expenditures, which is netted against the monthly disbursement of EOGP’s adjusted EBITDA per (2) above.

EnLink Midstream, LLC

Reconciliation of Net Income (Loss) of ENLC to ENLC Cash Available for Distribution

(All amounts in millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income (loss) of ENLC	$(237.1)	$259.5	$(32.8)	$320.0
Less: Net income (loss) attributable to ENLK	(230.2)	75.7	(28.0)	148.9
Net income (loss) of ENLC excluding ENLK	$(6.9)	$183.8	$(4.8)	$171.1
ENLC’s share of distributions from ENLK (1)	50.0	49.9	200.1	199.5
ENLC’s interest in EOGP’s non-cash expenses (2)	5.2	4.6	12.7	17.4
ENLC deferred income tax (benefit) expense (3)	3.0	(178.9)	20.2	(170.6)
Non-controlling interest share of ENLK’s net (income) loss (4)	3.2	(1.4)	(2.0)	(1.1)
Other items (5)	3.9	0.1	4.8	0.2
ENLC cash available for distribution	$58.4	$58.1	$231.0	$216.5

(1)         Represents distributions paid to ENLC on February 13, 2019, November 13, 2018, August 13, 2018, May 14, 2018, February 13, 2018, November 13, 2017, August 11, 2017, and May 12, 2017.

(2)         Includes depreciation and amortization and unit-based compensation expense allocated to EOGP, gains and losses on sale of property, and non-cash revenue recognized upon receipt of secured term loan receivable related to contract restructuring and depreciation and amortization.

(3)         Represents ENLC’s stand-alone deferred taxes. The deferred income tax benefit for the three months and year ended December 31, 2017 included an adjustment to deferred income tax expense of $185.7 million related to a reduction in ENLC’s federal statutory rate from 35% to 21%.

(4)         Represents NGP’s 49.9% share of the Delaware Basin JV, Marathon Petroleum Corporation’s 50% share of the Ascension JV, and other minor non-controlling interests.

(5)         Represents ENLC’s interest in EOGP’s maintenance capital expenditures (which is netted against the monthly disbursement of EOGP’s adjusted EBITDA) transaction costs, primarily associated with costs incurred by ENLC related to the GIP Transaction, and other non-cash items not included in cash available for distribution.

EnLink Midstream, LLC

Forward-Looking Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow (1)

(All amounts in millions)

(Unaudited)

	2019 Outlook
	Low	Midpoint	High
Net income of EnLink Midstream, LLC (2)	$205	$210	$215
Interest expense, net of interest income	211	212	213
Depreciation and amortization	594	624	654
Income from unconsolidated affiliate investments	(15)	(16)	(17)
Distribution from unconsolidated affiliate investments	14	15	16
(Gain) loss on disposition of assets	—	—	—
Unit-based compensation	44	46	49
Income taxes	57	65	73
Payments under onerous performance obligation offset to other current and long-term liabilities	(10)	(10)	(10)
Non-cash revenue from contract restructuring (3)	17	17	17
Other (4)	(1)	(1)	(1)
Adjusted EBITDA before non-controlling interest	$1,116	$1,162	$1,209
Non-controlling interest share of adjusted EBITDA (5)	(31)	(32)	(34)
Adjusted EBITDA, net to EnLink Midstream, LLC	$1,085	$1,130	$1,175
Interest expense, net of interest income	(211)	(212)	(213)
Current taxes and other	(12)	(11)	(10)
Maintenance capital expenditures, net to EnLink Midstream Partners, LP (6)	(40)	(50)	(60)
Preferred unit accrued cash distributions (7)	(92)	(92)	(92)
Distributable cash flow	$730	$765	$800

(1)        The forecasted net income guidance for the year ended December 31, 2019 excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, and the financial effects of future acquisitions. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.

EnLink Midstream does not provide a reconciliation of forward-looking Net Cash Provided by Operating Activities to Adjusted EBITDA because the companies are unable to predict with reasonable certainty changes in working capital, which may impact cash provided or used during the year.  Working capital includes accounts receivable, accounts payable and other current assets and liabilities. These items are uncertain and depend on various factors outside the companies’ control.

(2)        Net income includes estimated net income attributable to (i) NGP’s 49.9% share of net income from the Delaware Basin JV, (ii) Marathon Petroleum Corp.’s 50% share of net income from the Ascension JV., and (iii) other minor non-controlling interests.

(3)        In May 2018, ENLK restructured a gathering and processing contract, and, as a result, recognized non-cash revenue representing the discounted present value of a secured term loan receivable.

(4)        Includes (i) estimated accretion expense associated with asset retirement obligations and (ii) estimated non-cash rent, which relates to lease incentives pro-rated over the lease term.

(5)        Non-controlling interest share of adjusted EBITDA includes estimates for (i) NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, (ii) Marathon’s 50% share of adjusted EBITDA from the Ascension JV and (iii) other minor non-controlling interests.

(6)        Excludes maintenance capital expenditures that are contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(7)        Represents the cash distributions earned by the Series B Preferred Units and Series C Preferred Units. Cash distributions to be paid to holders of the Series B Preferred Units and Series C Preferred Units are not available to common unitholders.